KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 26, 2013, for the year ended December 31, 2012, the period April 30, 2011 (Inception) to December 31, 2011, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation), and the unaudited interim financial statements for the six months ended June 30, 2013, which appear in Marathon Patent Group, Inc. to Registration Statement on Form S-1 filed on or about September 13, 2013.

/s/ KBL, LLP
KBL, LLP
New York, NY
September 13, 2013

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